Summary of Guaranty Contract of Maximum Amount Entered Between BAK International (Tianjin) Ltd. (“BAK Tianjin”) and Shenzhen Eastern Branch, Agricultural Bank of China on May 20, 2008

Main Contents
➢	Contract number: No.81905200800000096;
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As guarantor, BAK Tianjin undertakes to assume joint and several liabilities for the Company’s indebtedness towards Agricultural Bank of China under Comprehensive Credit Facility Agreement (“Main Contract”) from May 20, 2008 to November 20, 2008 and maximum amount secured is RMB 800 million principal and other secured items;

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Secured items include the loan principal, interest, penalty interest, breach of contract compensation and all the expenses incurred for Agricultural Bank to realize its creditor’s right under Loan Agreement;

➢	Guaranty period:
■	Two years from the expiry date that the Company should fulfill its obligations in accordance with the main contract;
■	For commercial draft acceptance, L/C Issuance Finance and Letter of Guarantee, the term is two years from the date on which the creditor pay the money;
■	For discounted commercial drafts, the term is two years from the expiry date of the discounted commercial drafts;
■	If term of Main contract is extended, guaranty period shall be two years from the expiry date for the Company to fulfill its obligations according to the extended agreement;
■
If due to the provisions of relevant PRC law or regulations or any agreement reached under the Main Contract, any loan becomes mature ahead of its term, guaranty period shall be two years starting from the advance mature date.

Headlines of the articles omitted
➢ Commitment of the guarantor
➢ Confirmation of the creditor's rights
➢ Undertaking of the guarantee responsibility
➢ Default Obligation
➢ Dispute settlement
➢ Miscellaneous
➢ Effectiveness
➢ Attention
➢ Notes